    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1999
                                                             FILE NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           NOBLE DRILLING CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                                       73-0374541
(State or other jurisdiction of             (I.R.S. employer identification no.)
 incorporation or organization)

              10370 RICHMOND AVENUE                                        JAMES C. DAY
                   SUITE 400                                 CHAIRMAN AND CHIEF EXECUTIVE OFFICER
              HOUSTON, TEXAS 77042                                  NOBLE DRILLING CORPORATION
                (713) 974-3131                                   10370 RICHMOND AVENUE, SUITE 400
(Address, including zip code, and telephone number,                   HOUSTON, TEXAS 77042
  including area code, of Registrant's principal                         (713) 974-3131
              executive offices)                         (Name, address, including zip code, and telephone
                                                         number, including area code, of agent for service)

                                ---------------

                                 With a copy to:
                                 David L. Emmons
                             Thompson & Knight, P.C.
                         1700 Pacific Avenue, Suite 3300
                               Dallas, Texas 75201

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after effectiveness

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

                       CALCULATION OF REGISTRATION FEE(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum    Proposed Maximum
          Title of Each Class of                    Amount to be     Offering Price per    Aggregate Offering        Amount of
        Securities to be Registered                  Registered           Unit(1)              Price(1)         Registration Fee(2)
-----------------------------------------------------------------------------------------------------------------------------------
Debt Securities(3)(4)...........................
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share(4).......
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $1.00 per share(4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Depositary Shares(6)............................
-----------------------------------------------------------------------------------------------------------------------------------
Warrants(7).....................................
-----------------------------------------------------------------------------------------------------------------------------------
Total...........................................    $100,000,000            100%              $100,000,000          $27,800
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Pursuant to Rule 429 of the Securities Act of 1933, the prospectus included herein also covers $300,000,000 of securities from a previous registration statement (No. 333-68507), as to which a registration fee of $83,400 was paid.

(3) Subject to note (1), there are being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the dollar amount of any securities previously issued hereunder.

(4) Subject to note (1), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby. The Common Stock being registered includes associated Preferred Stock purchase rights.

(5) Subject to note (1), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.

(6) Subject to note (1), there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under the Deposit Agreement.

(7) Subject to note (1), there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Preferred Stock, Common Stock or Debt Securities registered hereby or equity securities issued by an unaffiliated corporation or other entity and held by the Registrant.

                               ------------------
         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement will also be used in connection with registration statement No. 333-68507 previously filed by the Registrant on Form S-3.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

================================================================================

                  Subject to Completion Dated February 9, 1999
Preliminary Prospectus




                                  $400,000,000
                                                                          [LOGO]
                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS


                           NOBLE DRILLING CORPORATION


                              -------------------


         We may offer from time to time (1) unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures and/or other unsecured evidences of indebtedness in one or more series; (2) shares of common stock; (3) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities; and (4) warrants to purchase debt securities, preferred stock, common stock or other securities.

         The aggregate initial offering price of the securities that we offer will not exceed $400,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

         We will provide the specific terms of the securities in supplements to this Prospectus. You should read this Prospectus and the Prospectus Supplements carefully before you invest in any of our securities. This Prospectus may not be used to consummate sales of our securities unless it is accompanied by a Prospectus Supplement.


                              -------------------

         BEFORE INVESTING IN OUR SECURITIES, YOU SHOULD REVIEW THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 4.

                              -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this Prospectus or determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                              -------------------

         The information in this Prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We may not use this Prospectus to sell securities unless we also give prospective investors a Prospectus Supplement.


                              -------------------


                    This Prospectus is dated February , 1999

                                TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
ABOUT THIS PROSPECTUS.....................................................................................................3
WHERE YOU CAN FIND MORE INFORMATION.......................................................................................3
THE COMPANY...............................................................................................................4
RISK FACTORS..............................................................................................................4
         Dependance on the Oil and Gas Industry...........................................................................4
         Risks of Modification, Refurbishment and Upgrade Projects........................................................4
         Early Contract Terminations and Contract Cancelation.............................................................5
A WARNING ABOUT FORWARD-LOOKING STATEMENTS................................................................................5
USE OF PROCEEDS...........................................................................................................5
RATIO OF EARNINGS TO FIXED CHARGES........................................................................................6
DESCRIPTION OF DEBT SECURITIES............................................................................................6
         General..........................................................................................................6
         Denominations....................................................................................................7
         Subordination....................................................................................................8
         Consolidation, Merger or Sale....................................................................................8
         Modification of Indentures.......................................................................................8
         Events of Default................................................................................................8
         Covenants........................................................................................................9
         Payment and Transfer.............................................................................................9
         Global Securities................................................................................................9
         Defeasance......................................................................................................11
         Meetings........................................................................................................11
         Governing Law...................................................................................................12
         Notices.........................................................................................................12
DESCRIPTION OF CAPITAL STOCK.............................................................................................12
         General.........................................................................................................12
         Common Stock....................................................................................................12
         Preferred Stock and Depositary Shares...........................................................................13
         Warrants........................................................................................................18
         Foreign Ownership...............................................................................................18
         Preferred Stock Purchase Rights.................................................................................19
PLAN OF DISTRIBUTION.....................................................................................................19
         By Agents.......................................................................................................19
         By Underwriters.................................................................................................19
         Direct Sales....................................................................................................19
         General Information.............................................................................................19
LEGAL MATTERS............................................................................................................20
EXPERTS..................................................................................................................20

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell different types of the securities described in this Prospectus in one or more offerings up to a total offering amount of $400,000,000. This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         o Annual Report on Form 10-K for the year ended December 31, 1997;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

         o The descriptions of our Common Stock and Preferred Stock Purchase Rights contained in our Registration Statements filed under Section 12 of the Securities Exchange Act of 1934.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Julie J. Robertson
                  Vice President-Administration and Corporate Secretary Noble Drilling Corporation
                  10370 Richmond Avenue, Suite 400
                  Houston, Texas 77042
                  (713) 974-3131

         You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

         Noble Drilling Corporation provides diversified services to the oil and gas industry worldwide, including offshore drilling services, turnkey drilling services and engineering and production management services. Because our drilling fleet is broadly diversified, we are able to provide drilling services in a variety of water depths and operating conditions. We have been providing contract oil and gas drilling services in the United States since 1921 and internationally during various periods since 1939.

         Our offshore drilling rig fleet consists of 47 units comprising nine semisubmersibles (including three active, three submersibles in various stages of conversion, one semisubmersible being upgraded and two hulls), three dynamically positioned drillships, 32 independent leg cantilevered jackup rigs and three submersibles. These rig counts include three units in which we have a partial ownership interest through joint ventures: one semisubmersible hull, one jackup and one drillship.

         Under our EVA-4000(TM) program, we have been converting submersible units to semisubmersible units. We have completed two such conversions, the Noble Paul Romano and the Noble Paul Wolff, and we expect to complete and deliver three other converted units, the Noble Jim Thompson, Noble Amos Runner and Noble Max Smith, in 1999. In addition, we are substantially upgrading one of our semisubmersibles. These conversion projects are part of our strategy to increase the number of rigs in our fleet capable of drilling in deeper water.


                                  RISK FACTORS

         Investing in our securities involves a certain amount of risk. You should carefully consider the following factors, among others, before deciding to invest.

DEPENDENCE ON THE OIL AND GAS INDUSTRY

         Our results of operations depend on the levels of activity in offshore oil and gas exploration, development and production in markets worldwide. Both short-term and long-term trends in oil and gas affect that activity. During the second quarter of 1998, demand for offshore drilling rigs began to decrease. As a result, rig utilization and dayrates have declined, starting in mid-1998 domestically and later in 1998 internationally. We believe this decline is largely attributable to declines in oil prices that began in 1997, which prices have remained at low levels as compared to average prices in recent years.

         Oil and gas prices and market expectations of potential changes in these prices significantly affect the level of activity in oil and gas exploration, development and production. These market prices are extremely volatile. Demand for drilling services depends on a variety of political and economic factors, including worldwide demand for oil and gas, the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and pricing, the level of production of non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves.

         We believe that any decrease form current oil and gas prices, or extended periods at current price levels, will further depress the level of exploration and production activity and result in a corresponding decline in demand for our services. The number of completed and pending transactions consolidating oil and gas companies have resulted in, and are likely to continue to result in, reductions in capital spending for exploration and production. These reductions adversely affect the demand for our services. For these reasons, we cannot predict the future level of demand for our drilling services or future conditions in the offshore contract drilling industry.

RISKS OF MODIFICATION, REFURBISHMENT AND UPGRADE PROJECTS

         We have committed and intend to continue to commit a significant amount of our capital resources to modify, refurbish and upgrade certain of our drilling rigs. We have completed the upgrade of two of our shallow water submersible rigs into EVA-4000(TM) design semisubmersible rigs and are similarly upgrading an additional three submersible rigs. In addition, we are substantially upgrading one of our semisubmersibles. These ongoing projects are subject to the risks of delay or cost overruns inherent in large construction and refurbishment projects, including shipyard availability, shortages of materials or skilled labor, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, nonavailability of necessary equipment and inability to obtain any of the requisite permits or approvals. Significant delays will hurt our marketing plans for such rigs and may jeopardize the contracts or letters of intent we have negotiated for such rigs.

EARLY CONTRACT TERMINATIONS AND CONTRACT CANCELLATION

         Our term drilling contracts generally contain provisions permitting early termination by the customer without cause upon a specified advance notice to us. In reaction to depressed market conditions, our customers may seek to avoid or reduce their obligations under term drilling contracts. A customer may no longer need a rig, due to a reduction in its exploration, development or production program, or it may seek to obtain a comparable rig at a lower dayrate.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties in addition to those set forth above. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. You should consider these risks when you purchase securities. These possible events or factors include the following:

         o        volatility in crude oil and natural gas prices;

         o heavy demand for the equipment and services that we need in order to finish on schedule the major shipyard refurbishment and conversion projects that are in various stages of completion or that we plan to begin;

         o potential further deterioration of our customer's demand for our drilling services;

         o        risks associated with turnkey drilling operations;

         o        intense competition in the drilling industry;

         o political and economic conditions in international markets where we operate;

         o        adverse weather (such as hurricanes) and seas;

         o operational risks (such as blowouts, fires and loss of production);

         o early termination provisions generally found in our drilling contracts;

         o        limitations on insurance coverage; and

         o requirements and potential liability imposed by governmental regulation of the drilling industry (including environmental regulation).


                                 USE OF PROCEEDS

         Unless we specify otherwise in the applicable Prospectus Supplement, the net proceeds (after the payment of offering expenses and underwriting discounts or commissions) we receive from the sale of the securities offered by this Prospectus and any Prospectus Supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

         o        funding capital expenditures;

         o        repaying debt;

         o        investing in or lending money to our subsidiaries;

         o        providing working capital;

         o redeeming our preferred stock (currently, there is none outstanding); or

         o paying for possible acquisitions or the expansion of our businesses.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:

-------------------------------------------------------------------------------------------------------------------------
       Nine Months                                       Twelve Months Ended December 31,
          Ended            ----------------------------------------------------------------------------------------------
   September 30, 1998           1997                1996                1995               1994                1993
-------------------------------------------------------------------------------------------------------------------------
          12.1                  20.6                 6.0                 1.4                3.1                 4.1
-------------------------------------------------------------------------------------------------------------------------

         These computations include us and our subsidiaries, and companies in which we own 50% or less of the outstanding equity. For these ratios, "earnings" is determined by adding "total fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20% but less than 50% equity is owned. For this purpose, "total fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.


                         DESCRIPTION OF DEBT SECURITIES

         Any Debt Securities we offer will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities or subordinated debt securities. The Debt Securities will be issued under one or more separate indentures between us and Chase Bank of Texas, National Association, as Trustee. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture". Together the Senior Indenture and the Subordinated Indenture are called "Indentures".

         We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

GENERAL

         The Debt Securities will be our direct, unsecured obligations. The Senior Debt Securities will rank equally with all of our other senior and unsubordinated debt. The Subordinated Debt Securities will have a junior position to all of our Senior Debt.

         We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of Debt Securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary.

Our ability to pay principal of and premium, if any, and interest on any Debt Securities is, to a large extent, dependent upon the payment to us of dividends, interest or other charges by our subsidiaries.

         Three of our subsidiaries recently borrowed $112.25 million, $145 million and $115 million, respectively, in connection with the Noble Paul Romano, Noble Paul Wolff and Noble Jim Thompson conversions from submersibles to EVA-4000(TM) semisubmersibles. The outstanding indebtedness for the Noble Paul Wolff and for the Noble Jim Thompson is guaranteed by us. The outstanding indebtedness for the Noble Paul Romano is non-recourse to us and any of our subsidiaries other than the subsidiary that issued the debt.

         A Prospectus Supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        The title and type of the Debt Securities;

         o        The total principal amount of the Debt Securities;

         o The percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

         o The dates on which the principal of the Debt Securities will be payable;

         o The interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

         o        Any optional redemption periods;

         o Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the Debt Securities;

         o Any provisions granting special rights to holders when a specified event occurs;

         o        Any changes to or additional Events of Defaults or covenants;

         o Any special tax implications of the Debt Securities, including provisions for Original Issue Discount Securities, if offered; and

         o        Any other terms of the Debt Securities.

         None of the Indentures limits the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

         Debt Securities of a series may be issued in registered, bearer, coupon or global form. (Sections 201 & 203.)

DENOMINATIONS

         The Prospectus Supplement for each issuance of Debt Securities will state whether the securities will be issued in registered form of $1,000 each or multiples thereof or bearer form of $5,000 each.

SUBORDINATION

         Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. The Subordinated Indenture provides that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

         o of any insolvency, bankruptcy or similar proceeding involving us or our property, or

         o we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due.

         The Subordinated Indenture will not limit the amount of Senior Debt that we may incur.

         "Senior Debt" is defined to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

CONSOLIDATION, MERGER OR SALE

         Each Indenture generally permits a consolidation or merger between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the Indentures. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the Debt Securities. (Sections 801 & 802.)

MODIFICATION OF INDENTURES

         Under each Indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 901 & 902.)

EVENTS OF DEFAULT

         "Event of Default" when used in an Indenture, will mean any of the following:

         o failure to pay the principal of or any premium on any Debt Security when due;

         o        failure to deposit any sinking fund payment when due;

         o        failure to pay interest on any Debt Security for 30 days;

         o failure to perform any other covenant in the Indenture that continues for 90 days after being given written notice;

         o certain events in bankruptcy, insolvency or reorganization of Noble Drilling Corporation; or

         o any other Event of Default included in any Indenture or supplemental indenture. (Section 501.)

         An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. (Section 602.)

         If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502.)

         Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 601.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Section 512.)

COVENANTS

         Under the Indentures, we will:

         o pay the principal of, and interest and any premium on, the Debt Securities when due;

         o        maintain a place of payment;

         o deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

         o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

PAYMENT AND TRANSFER

         Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any Prospectus Supplement. Debt Securities payments in other forms will be paid at a place designated by us and specified in a Prospectus Supplement. (Section 307.)

         Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 1002.)

GLOBAL SECURITIES

         Certain series of the Debt Securities may be issued as permanent global Debt Securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the Prospectus Supplement, the following is a summary of the depository arrangements applicable to Debt Securities issued in permanent global form and for which The Depositary Trust Company ("DTC") acts as depositary (the "Global Debt Securities").

         Each Global Debt Security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Debt Securities are not exchangeable for definitive certificated Debt Securities.

         Ownership of beneficial interests in a Global Debt Security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Debt Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Debt Security. Ownership of beneficial interests in a Global Debt Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Debt Securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

         Payment of principal of, and interest on, Debt Securities represented by a Global Debt Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Debt Security representing those Debt Securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a Global Debt Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Debt Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Debt Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

         Neither we, any Trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent Global Debt Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

         A Global Debt Security is exchangeable for definitive Debt Securities registered in the name of, and a transfer of a Global Debt Security may be registered to, any person other than DTC or its nominee, only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary for that Global Debt Security or at any time DTC ceases to be registered under the Exchange Act;

         o we determine in our discretion that the Global Debt Security shall be exchangeable for definitive Debt Securities in registered form; or

         o there shall have occurred and be continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default under the Debt Securities.

         Any Global Debt Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the Global Debt Security, in denominations specified in the applicable Prospectus Supplement (if other than $1,000 and integral multiples of $1,000). The definitive Debt Securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the Global Debt Security.

         Except as provided above, owners of the beneficial interests in a Global Debt Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders of Debt Securities for any purpose under the Indentures. No Global Debt Security shall be exchangeable except for another Global Debt Security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Debt Security must rely on the procedures of

DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Global Debt Security or the Indentures.

         We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Debt Security desires to give or take any action that a holder is entitled to give or take under the Debt Securities or the Indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DEFEASANCE

         We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 401.)

         Under Federal income tax law as of the date of this Prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

 MEETINGS

         Each Indenture contains provisions describing how meetings of the Holders of Debt Securities of a series may be convened. A meeting may be called at any time by the Trustee, and also, upon request, by us or the Holders of at least 10% in principal amount of the outstanding Debt Securities of a series. A notice of the meeting must always be given in the manner described under "-Notices" below. Generally speaking, except for any consent that must be given by all Holders of a series as described under "-Modification of Indentures" above, any resolution presented at a meeting of the Holders of a series of Debt Securities may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Debt Securities of that series, unless the Indenture allows the action to be voted upon to be taken with the approval of the Holders of a different specific percentage of principal amount of outstanding Debt Securities of a series. In that case, the Holders of outstanding Debt Securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons, unless, as discussed in "-Modification of Indentures" above, the action is only effective against Holders that have approved it. The quorum at any meeting

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




called to adopt a resolution, and at any reconvened meeting, will be Holders holding or representing a majority in principal amount of the outstanding Debt Securities of a series.

GOVERNING LAW

         Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

         Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of the date of this Prospectus, we are authorized to issue up to 215,000,000 shares of stock, including up to 200,000,000 shares of Common Stock and up to 15,000,000 shares of Preferred Stock. As of January 31, 1999, we had 131,142,198 shares of Common Stock and no shares of Preferred Stock outstanding. As of that date, we also had approximately 1,918,554 shares of Common Stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans. In addition, we have reserved for issuance shares of Common Stock for our matching fund obligations under our 401(k) savings plan and employee retirement plans.

         The following summary is not complete. You should refer to the applicable provisions of our Certificate of Incorporation, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

COMMON STOCK

         Voting Rights. Each Holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of Preferred Stock pursuant to applicable law or the provision of the Certificate of Designations creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

         Dividends. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for their payment, subject to the rights of holders of any Preferred Stock.

         Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding Preferred Stock, if any, have received their liquidation preferences in full.

         Miscellaneous. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock. Bank One Trust Company, N.A., Oklahoma City, Oklahoma, is the transfer agent and registrar for the Common Stock. The Common Stock is listed on the New York Stock Exchange under the symbol "NE."




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




PREFERRED STOCK AND DEPOSITARY SHARES

         We may issue shares of our Preferred Stock in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of Preferred Stock that will be represented by Depositary Shares and Depositary Receipts.

         Description of Preferred Stock.

         The Certificate of Incorporation authorizes the Board of Directors or a committee of the Board of Directors to cause Preferred Stock to be issued in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 15,000,000 shares of Preferred Stock, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the Certificate of Incorporation to increase the number of authorized shares of Preferred Stock in a manner permitted by the Certificate of Incorporation and the Delaware General Corporation Law. As of the date of this Prospectus, we have no shares of Preferred Stock outstanding.

         The particular terms of any series of Preferred Stock being offered by us under this shelf registration will be described in the Prospectus Supplement relating to that series of Preferred Stock. Those terms may include:

         o the number of shares of the series of Preferred Stock being offered;

         o the title and liquidation preference per share of that series of the Preferred Stock;

         o        the purchase price of the Preferred Stock;

         o        the dividend rate (or method for determining such rate);

         o        the dates on which dividends will be paid;

         o whether dividends on that series of Preferred Stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

         o any redemption or sinking fund provisions applicable to that series of Preferred Stock;

         o any conversion provisions applicable to that series of Preferred Stock;

         o whether we have elected to offer Depositary Shares with respect to that series of Preferred Stock; or

         o any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Stock.

         If the terms of any series of Preferred Stock being offered differ from the terms set forth below, those terms will also be disclosed in the Prospectus Supplement relating to that series of Preferred Stock. The following summary is not complete. You should refer to the Certificate of Designations relating to the series of the Preferred Stock for the complete terms of that Preferred Stock. That Certificate of Designations for any series of Preferred Stock will be filed with the SEC promptly after the offering of that series of Preferred Stock.

         The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement, in the event we liquidate, dissolve or wind-up our business, each series of Preferred Stock will have the same rank as to dividends and distributions as each other series of the Preferred Stock we may issue in the future. The Preferred Stock will have no preemptive rights.

         Dividend Rights. Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the Prospectus Supplement. Dividend rates may be fixed or variable or both. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on record dates determined by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as specified in the Prospectus Supplement. If the Board of Directors fails to declare a dividend on any series of Preferred Stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

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




         No full dividends will be declared or paid on any series of Preferred Stock, unless full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) have been or contemporaneously are declared and paid on all other series of Preferred Stock which have the same rank as, or rank senior to, that series of Preferred Stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of Preferred Stock and on each other series of Preferred Stock having the same rank as, or ranking senior to, that series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of Preferred Stock and the other Preferred Stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of Preferred Stock have been paid, no dividends will be declared or paid on the Common Stock and generally we may not redeem or purchase any Common Stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

         The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

         Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock will be entitled to receive liquidating distributions in the amount set forth in the Prospectus Supplement relating to each series of Preferred Stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of Common Stock. If the amounts payable with respect to Preferred Stock of any series and any stock having the same rank as that series of Preferred Stock are not paid in full, the holders of Preferred Stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

         Redemption. Any series of Preferred Stock may be redeemable, in whole or in part, at our option. In addition, any series of Preferred Stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of Preferred Stock, including the redemption dates and the redemption prices for that series, will be set forth in the Prospectus Supplement.

         If a series of Preferred Stock is subject to mandatory redemption, the Prospectus Supplement will specify the year we can begin to redeem shares of the Preferred Stock, the number of shares of the Preferred Stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the Prospectus Supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of Preferred Stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of Preferred Stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the Prospectus Supplement.

         If fewer than all the outstanding shares of any series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

         In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of Preferred Stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of Preferred Stock, except by an offer made on the same terms to all holders of that series of Preferred Stock.

         Conversion Rights. The Prospectus Supplement will state the terms, if any, on which shares of a series of Preferred Stock are convertible into shares of Common Stock or another series of our Preferred Stock. As described under "-Redemption" above, under certain circumstances, Preferred Stock may be mandatorily converted into Common Stock or another series of our Preferred Stock.

         Voting Rights. Except as indicated below or in the Prospectus Supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement, in the event we issue full shares of any series of Preferred Stock, each share will be entitled to one vote on matters on which holders of that series of Preferred Stock are entitled to vote. However, as more fully described below under "-Description of Depositary Shares", if we issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each Depositary Share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of Preferred Stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of Preferred Stock.

         Transfer Agent and Registrar. Bank One Trust Company, N.A., Oklahoma City, Oklahoma will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock and any Depositary Shares (see the description of Depositary Shares below). The registrar for the Preferred Stock will send notices to the holders of the Preferred Stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

         Description of Depositary Shares.

         General. We may, at our option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If we do, we will issue to the public receipts for Depositary Shares, and each of these Depositary Shares will represent a fraction (to be set forth in the Prospectus Supplement) of a share of a particular series of Preferred Stock.

         The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in shares of Preferred Stock underlying that Depositary Share, to all the rights and preferences of the Preferred Stock underlying that Depositary Share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

         The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be issued to those persons who purchase the fractional interests in the Preferred Stock underlying the Depositary Shares, in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the registration statement. The following summary of the Deposit Agreement, the Depositary Shares and the Depositary Receipts is not complete. You should refer to the forms of the Deposit Agreement and Depositary Receipts that are filed as exhibits to the registration statement.

         Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to that Preferred Stock in proportion to the number of Depositary Shares owned by those holders.

         If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

         Redemption of Depositary Shares. If a series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Stock. Whenever we redeem shares of Preferred Stock that are held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

         After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding, and all rights of the holders of those Depositary Shares will cease, except the right to receive any money, securities, or other property upon surrender to the Depositary of the Depositary Receipts evidencing those Depositary Shares.

         Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares underlying that Preferred Stock. Each record holder of those Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock underlying that holder's Depositary Shares. The Depositary will try, as far as practicable, to vote the number of shares of Preferred Stock underlying those Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares underlying the Preferred Stock.

         Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by us or by the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution of the underlying Preferred Stock in connection with our liquidation, dissolution or winding up and the Preferred Stock has been distributed to the holders of Depositary Receipts.

         Resignation and Removal of Depositary. The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

         Miscellaneous. The Depositary will forward to holders of Depository Receipts all reports and communications from us that we deliver to the Depositary and that we are required to furnish to the holders of the Preferred Stock.

         Neither we nor the Depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary will be limited to the performance in good faith of our respective duties under the Deposit Agreement. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

         Description of Permanent Global Preferred Securities.

         Certain series of the Preferred Stock or Depositary Shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the Prospectus Supplement, the following is a summary of the depositary arrangements applicable to Preferred Stock or Depositary Receipts issued in permanent global form and for which DTC acts as the depositary ("Global Preferred Securities").

         Each Global Preferred Security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Preferred Securities are not exchangeable for definitive certificated Preferred Stock or Depositary Receipts.

         Ownership of beneficial interests in a Global Preferred Security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Preferred Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Preferred Security. Ownership of beneficial interests in a Global Preferred Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Preferred Stock or Depositary Shares, as the case may be, represented by a Global Preferred Security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

         Payments on Preferred Stock and Depositary Shares represented by a Global Preferred Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Preferred Security representing the Preferred Stock or Depositary Shares. We have been advised by DTC that upon receipt of any payment on a Global Preferred Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that Global Preferred Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Preferred Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a Global Preferred Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

         A Global Preferred Security is exchangeable for definitive certificated Preferred Stock or Depositary Receipts, as the case may be, registered in the name of, and a transfer of a Global Preferred Security may be registered to, a person other than DTC or its nominee, only if:

         o DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Preferred Security or at any time DTC ceases to be registered under the Exchange Act; or

         o We determine in our discretion that the Global Preferred Security shall be exchangeable for definitive Preferred Stock or Depositary Receipts, as the case may be, in registered form.

         Any Global Preferred Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated Preferred Stock or Depositary Receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Preferred Security.

         Except as provided above, owners of the beneficial interests in a Global Preferred Security will not be entitled to receive physical delivery of certificates representing shares of Preferred Stock or Depositary Shares, as the case may be, and will not be considered the holders of Preferred Stock or Depositary Shares, as the case may be. No Global Preferred Security shall be exchangeable except for another Global Preferred Security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Preferred Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Preferred Stock or Depositary Shares, as the case may be.

         We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Preferred Security desires to give or take any action that a holder of Preferred Stock or Depositary Shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

         A brief description of DTC is set forth above under "Description of Debt Securities-Permanent Global Debt Securities."

WARRANTS

         We may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. We may issue Warrants alone or together with any other securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between us and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as our agent in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

FOREIGN OWNERSHIP

         The Certificate of Incorporation contains provisions that limit foreign ownership of our capital stock. These provisions protect our ability to continue to own our mobile offshore drilling units as U.S. flag vessels and to comply with certain financial covenants that require us to maintain U.S. citizenship that are contained in certain of our financing agreements.

         In order to continue to enjoy the benefits of U.S. flag registry for our vessels, we must maintain "United States citizenship" as defined in the Shipping Act, 1916, as amended (the "Shipping Act"). A corporation is not considered a U.S. citizen for these purposes unless, among other things, the controlling interest of the corporation (a majority in the case of non-coastwise trade) is owned by U.S. citizens. Under regulations adopted by the U.S. Maritime Administration to implement the citizenship requirements, the "controlling interest" test is applied to each class of our stock. The Common Stock and Preferred Stock (combining all series of Preferred Stock) are considered to be separate classes of capital stock for this purpose.

         Under the provisions of the Certificate of Incorporation, (i) any transfer, or attempted or purported transfer, of any shares of our capital stock that would result in the ownership or control by one or more persons who is not a U.S. citizen for purposes of the Shipping Act of an aggregate percentage of the shares of any class of capital stock in excess of a fixed percentage (the "Permitted Percentage") that is equal to 90% of the percentage that would prevent us from being a U.S. citizen (currently 50%) for purposes of the Shipping Act, will, for so long as such excess shall exist, be void and ineffective as against us, and (ii) if at any time ownership of shares of our capital stock (either of record or beneficial) by persons other than U.S. citizens exceeds the Permitted Percentage, we may withhold payment of dividends on such shares determined to be in excess of the Permitted Percentage and may suspend voting rights attributable to such shares. The shares subject to any such withholding of dividends or suspension of voting rights would be those foreign-owned shares that our Board of Directors determines became so owned most recently. The Permitted Percentage is currently 45%.

PREFERRED STOCK PURCHASE RIGHTS

         We have a stockholder rights plan which was adopted in 1995 and amended in 1997. Under this plan, one Right (a "Right") is attached to each outstanding share of Common Stock. The Rights are exercisable only if a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of our outstanding Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of our Common Stock. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $120.00. The existence of the Rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.


                              PLAN OF DISTRIBUTION

         We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

         Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

         If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

         Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

         Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a Prospectus Supplement.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Debt Securities we are offering pursuant to this Prospectus will be passed upon for us by our counsel, Thompson & Knight, P.C., located at 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     [LOGO]




                                  $400,000,000


                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS




                                 --------------

                                   PROSPECTUS

                                 --------------

                                   P A R T II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Except for the SEC registration fee and the NASD filing fee, all expenses are estimated. All such expenses will be paid by the Registrant.

SEC registration fee(1)............................................................  $              111,200
Accounting fees and expenses.......................................................                  60,000
Legal fees and expenses............................................................                  85,000
Printing expenses..................................................................                  50,000
Blue sky fees and expenses (including legal fees)..................................                  10,000
Miscellaneous......................................................................                  33,800
                                                                                     ----------------------
         Total.....................................................................  $              350,000
                                                                                     ======================

---------------------------
(1) Pursuant to Rule 429 of the Securities Act, this prospectus covers $300,000,000 of securities from a previous registration statement (No. 333-68507), as to which a registration fee of $83,400 was paid, and $100,000,000 of securities from this registration statement, as to which a registration fee of $27,800 was paid.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify its directors and officers, subject to certain limitations.

         Reference is made to Article VI of the Bylaws of the Registrant, which
Article is filed as part of Exhibit 4.8 hereto and provides for indemnification of directors and officers of the Registrant under certain circumstances.

         The Registrant anticipates that any underwriting agreement will include provisions relating to the indemnification of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

         Pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant, filed as Exhibits 4.1 through
4.8 hereto, limits the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances.

         The Registrant has entered into an indemnity agreement with each of its directors and officers to supplement the indemnification protection available under the statute, bylaws and certificate of incorporation referred to above. These indemnity agreements generally provide that the Registrant will indemnify the parties thereto to the fullest extent permitted by law. The indemnity agreements were approved and ratified by stockholders of the Registrant in 1996.

         The Registrant also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their service in the foregoing capacities.

         The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, agreements, certificate of incorporation and insurance policy referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS.


         The following exhibits are filed as part of this Registration
Statement:


      NUMBER                         EXHIBIT

       1.1*         --       Underwriting Agreement.

       4.1          --       Restated Certificate of Incorporation of the
                             Registrant dated August 29, 1985 (filed as Exhibit
                             3.7 to the Registrant's Registration Statement on
                             Form 10 (No. 0-13857) and incorporated herein by reference).

       4.2          --       Certificate of Amendment of Restated Certificate of
                             Incorporation of the Registrant dated May 5, 1987
                             (filed as Exhibit 4.2 to the Registrant's
                             Registration Statement on Form S-3 (No. 33-67130) and incorporated herein by reference).

       4.3          --       Certificate of Amendment of Restated Certificate of
                             Incorporation of the Registrant dated July 31,
                             1991(filed as Exhibit 3.16 to the Registrant's
                             Annual Report on Form 10-K for the year ended
                             December 31, 1991 and incorporated herein by reference).

       4.4          --       Certificate of Amendment of Restated Certificate of
                             Incorporation of the Registrant dated September 15,
                             1994 (filed as Exhibit 3.1 to the Registrant's
                             Quarterly Report on Form 10-Q for the three-month period ended March 31, 1995 and incorporated herein by reference).

       4.5          --       Certificate of Designations of Series A Junior
                             Participating Preferred Stock, par value $1.00 per share, of the Registrant dated as of June 29, 1995
                             (filed as Exhibit 3.2 to the Registrant's Quarterly
                             Report on Form 10-Q for the three-month period ended June 30, 1995 and incorporated herein by reference).

       4.6          --       Certificate of Amendment of Certificate of
                             Designations of Series A Junior Participating
                             Preferred Stock of Registrant dated September 5,
                             1997 (filed as Exhibit 3.6 to the Registrant's
                             Annual Report on Form 10-K for the year ended
                             December 31, 1997 and incorporated herein by reference).

       4.7          --       Composite copy of the Bylaws of the Registrant as
                             currently in effect (filed as Exhibit 3.7 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference).

       4.8          --       Amendment of Articles IV and VI of the Bylaws of
                             the Registrant adopted January 29, 1998 (filed as
                             Exhibit 3.8 to the Registrant's Form 10-K/A
                             (Amendment No. 1) dated June 29, 1998 and incorporated herein by reference).

       4.9          --       Form of Senior Indenture (filed as Exhibit 4.9 to
                             the Registrant's Registration Statement on Form S-3
                             (No. 333-68507) and incorporated herein by reference).

       4.10         --       Form of Subordinated Indenture (filed as Exhibit
                             4.10 to the Registrant's Registration Statement on
                             Form S-3 (No. 333-68507) and incorporated herein by reference).

       4.11         --       First Supplemental Indenture dated as of May 30,
                             1997 to Indenture dated as of October 1, 1993 governing the 9 1/4% Senior Notes due 2003 (filed as Exhibit 4.2 to the Registrant's Annual Report on
                             Form 10-K for the year ended December 31, 1997 and incorporated herein by reference).

       4.12         --       Indenture dated as of July 1, 1996 governing the
                             9 1/8% Senior Notes due 2006 (including form of
                             Note)(filed as Exhibit 4.1 to the Registrant's Form
                             8-K dated July 16, 1996 (date of event: July 1,
                             1996) and incorporated herein by reference).

       4.13         --       Credit Agreement, dated as of August 14, 1997,
                             among Noble Drilling Corporation, the lending institutions listed from time to time on Annex I thereto, Credit Lyonnais New York Branch, as
                             Documentation Agent and Christiania Bank Og
                             Kreditkasse ASA, New York Branch, as Arranger and
                             Administrative Agent (filed as Exhibit 4.4 to the
                             Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference).

       4.14         --       Rights Agreement dated as of June 28, 1995 between
                             the Registrant and Liberty Bank and Trust Company of Oklahoma City, N.A. (filed as Exhibit 4 to the
                             Registrant's Form 8-K dated June 29, 1995 (date of event: June 28, 1995) and incorporated herein by reference).

       4.15         --       Amendment No. 1 to Rights Agreement, dated
                             September 3, 1997, between Noble Drilling
                             Corporation and Liberty Bank and Trust Company of
                             Oklahoma City, N.A. (filed as Exhibit 4.2 to the
                             Registrant's Form 8-A/A (Amendment No. 1) dated
                             September 3, 1997 and incorporated herein by reference).

       4.16         --       Summary of Rights to Purchase Preferred Shares, as
                             amended as of September 3, 1997 to conform with Amendment No. 1 to Rights Agreement, dated
                             September 3, 1997 (filed as Exhibit 4.3 to the
                             Registrant's Form 8-K dated September 3, 1997 (date of event: September 3, 1997) and incorporated herein by reference).

       4.17         --       Note Purchase Agreement dated as of September 24,
                             1998, by and among Noble Drilling (Paul Romano)
                             Inc. and each of the note purchasers thereunder.
                             Each note purchaser has entered into a separate
                             Note Purchase Agreement, which agreements are substantially identical in all material respects, except for the principal amount of notes purchased.
                             A schedule identifying each of the note purchasers that entered into a Note Purchase Agreement with Noble Drilling (Paul Romano) Inc. and the principal amount of notes to be purchased by each such note purchaser is included as Schedule A to the Note
                             Purchase Agreement (filed as Exhibit 4.1 to the
                             Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.18         --       Trust Indenture and Security Agreement dated as of
                             November 24, 1998, between Noble Drilling (Paul
                             Romano) Inc. and Chase Bank of Texas, National
                             Association, as Trustee.

       4.19         --       First Naval Mortgage covering the Noble Paul Romano
                             dated as of November 24, 1998, made by Noble
                             Drilling (Paul Romano) Inc. in favor of Chase Bank of Texas, National Association, as Indenture
                             Trustee.

       4.20         --       Note Purchase Agreement dated as of July 1, 1998,
                             by and among Noble Drilling (Paul Wolff) Ltd.,
                             Chase Bank of Texas, National Association, as
                             Trustee, and each of the note purchasers thereunder. Each note purchaser has entered into a separate Note Purchase Agreement, which agreements are substantially identical in all material respects, except for the principal amount of notes purchased. A schedule identifying each of the note purchasers that entered into a Note Purchase
                             Agreement with Noble Drilling (Paul Wolff) Ltd. and the principal amount of notes purchased by each such note purchaser is included as Annex I to the Note Purchase Agreement (filed as Exhibit 4.4 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.21         --       Indenture of First Naval Mortgage, dated as of July
                             1, 1998, made by Noble Drilling (Paul Wolff) Ltd.
                             in favor of Chase Bank of Texas, National
                             Association, as Trustee (filed as Exhibit 4.5 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.22         --       Parent Guaranty, dated as of July 1, 1998, by Noble
                             Drilling Corporation in favor of Chase Bank of Texas, National Association, as Trustee (filed as
                             Exhibit 4.6 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.23         --       Second Amendment, dated September 10, 1998, to
                             Credit Agreement, dated as of August 14, 1997, among Noble Drilling Corporation, the lending institutions listed from time to time on Annex I thereto, Credit Lyonnais, New York Branch, as
                             Documentation Agent, and Christiana Bank Og
                             Kreditkasse ASA, New York Branch, as Administrative
                             Agent (filed as Exhibit 4.7 to the Registrant's
                             Form 10-Q for the three-month period ended
                             September 30, 1998 and incorporated herein by reference).

       4.24         --       Note Purchase Agreement dated as of December 21,
                             1998, by and among Noble Drilling (Jim Thompson)
                             Inc., Chase Bank of Texas, National Association, as
                             Trustee, and each of the note purchasers thereunder. Each note purchaser has entered into a separate Note Purchase Agreement, which agreements are substantially identical in all material respects, except for the principal amount of notes purchased. A schedule identifying each of the note purchasers that entered into a Note Purchase
                             Agreement with Noble Drilling (Jim Thompson) Inc.
                             and the principal amount of notes purchased by each such note purchaser is included as Annex I to the Note Purchase Agreement.

       4.25         --       Indenture of First Naval Mortgage, dated as of
                             December 21, 1998, made by Noble Drilling (Jim
                             Thompson) Inc. in favor of Chase Bank of Texas,
                             National Association, as Trustee.

       4.26         --       Parent Guaranty, dated as of December 21, 1998, by
                             Noble Drilling Corporation in favor of Chase Bank of Texas, National Association, as Trustee.

       5.1          --       Opinion of Thompson & Knight, A Professional
                             Corporation.

       12.1         --       Statement re Computation of Ratio of Earnings to
                             Fixed Charges.

       23.1         --       Consent of PricewaterhouseCoopers LLP.

       23.2         --       Consent of Thompson & Knight, A Professional
                             Corporation (contained in its opinion filed as Exhibit 5.1).

       24.1         --       Powers of Attorney (included on signature page).

       25.1         --       Form T-1 Statement of Eligibility and Qualification
                             under the Trust Indenture Act of 1939, as amended, with respect to Trustee for Senior Debt Securities.

       25.2         --       Form T-1 Statement of Eligibility and Qualification
                             under the Trust Indenture Act of 1939, as amended, with respect to Trustee for Subordinated Debt
                             Securities.

       *        To be filed by amendment or by Form 8-K.

ITEM 17.  UNDERTAKINGS.

         (b) Filings incorporating subsequent Exchange Act documents by reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)      Acceleration of effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)      Rule 430A.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 9th day of February, 1999.

                                     NOBLE DRILLING CORPORATION



                                     By: /s/ James C. Day
                                        ------------------------------------
                                                   James C. Day
                                 Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints James C. Day, Robert D. Campbell and Byron L. Welliver, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                    SIGNATURE                                       TITLE                              DATE
                    ---------                                       -----                              ----


                /s/ James C. Day                  Chairman and Chief Executive                   February 9, 1999
----------------------------------------------    Officer and Director
                  James C. Day                    (Principal Executive Officer)


              /s/ Byron L. Welliver               Senior Vice President - Finance,               February 9, 1999
----------------------------------------------    Treasurer and Controller (Principal
                Byron L. Welliver                 Financial and Accounting Officer)


              /s/ Robert D. Campbell              President and Director                         February 9, 1999
----------------------------------------------
                Robert D. Campbell


              /s/ Michael A. Cawley               Director                                       February 9, 1999
----------------------------------------------
                Michael A. Cawley


             /s/ Lawrence J. Chazen               Director                                       February 9, 1999
----------------------------------------------
               Lawrence J. Chazen


             /s/ Tommy C. Craighead               Director                                       February 9, 1999
----------------------------------------------
               Tommy C. Craighead

               /s/ William J. Dore                Director                                       February 9, 1999
----------------------------------------------
                 William J. Dore

                                                  Director
----------------------------------------------
                 James L. Fishel


               /s/ Marc E. Leland                 Director                                       February 9, 1999
----------------------------------------------
                 Marc E. Leland


              /s/ William A. Sears                Director                                       February 9, 1999
----------------------------------------------
                William A. Sears

                               INDEX TO EXHIBITS



     EXHIBIT
     NUMBER                 DESCRIPTION
     ------                 -----------

       1.1*         --       Underwriting Agreement.

       4.1          --       Restated Certificate of Incorporation of the Registrant dated August 29, 1985
                             (filed as Exhibit 3.7 to the Registrant's Registration Statement on Form 10 (No.
                             0-13857) and incorporated herein by reference).

       4.2          --       Certificate of Amendment of Restated Certificate of Incorporation of the
                             Registrant dated May 5, 1987 (filed as Exhibit 4.2 to the Registrant's
                             Registration Statement on Form S-3 (No. 33-67130) and incorporated herein by reference).

       4.3          --       Certificate of Amendment of Restated Certificate of Incorporation of the
                             Registrant dated July 31, 1991(filed as Exhibit 3.16 to the Registrant's Annual
                             Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

       4.4          --       Certificate of Amendment of Restated Certificate of Incorporation of the
                             Registrant dated September 15, 1994 (filed as Exhibit 3.1 to the Registrant's
                             Quarterly Report on Form 10-Q for the three-month period ended March 31, 1995 and incorporated herein by reference).

       4.5          --       Certificate of Designations of Series A Junior Participating Preferred Stock, par
                             value $1.00 per share, of the Registrant dated as of June 29, 1995 (filed as
                             Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the three-month period ended June 30, 1995 and incorporated herein by reference).

       4.6          --       Certificate of Amendment of Certificate of Designations of Series A Junior
                             Participating Preferred Stock of Registrant dated September 5, 1997 (filed as
                             Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the year ended
                             December 31, 1997 and incorporated herein by reference).

       4.7          --       Composite copy of the Bylaws of the Registrant as currently in effect (filed as
                             Exhibit 3.7 to the Registrant's Annual Report on Form 10-K for the year ended
                             December 31, 1997 and incorporated herein by reference).

       4.8          --       Amendment of Articles IV and VI of the Bylaws of the Registrant adopted January
                             29, 1998 (filed as Exhibit 3.8 to the Registrant's Form 10-K/A (Amendment No. 1)
                             dated June 29, 1998 and incorporated herein by reference).

       4.9          --       Form of Senior Indenture (filed as Exhibit 4.9 to the Registrant's Registration
                             Statement on Form S-3 (No. 333-68507) and incorporated herein by reference).

       4.10         --       Form of Subordinated Indenture (filed as Exhibit 4.10 to the Registrant's
                             Registration Statement on Form S-3 (No. 333-68507) and incorporated herein by reference).
 .

       4.11         --       First Supplemental Indenture dated as of May 30, 1997 to Indenture dated as of
                             October 1, 1993 governing the 9 1/4% Senior Notes due 2003 (filed as Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31,
                             1997 and incorporated herein by reference).

       4.12         --       Indenture dated as of July 1, 1996 governing the 9 1/8% Senior Notes due 2006
                             (including form of Note)(filed as Exhibit 4.1 to the Registrant's Form 8-K dated
                             July 16, 1996 (date of event: July 1, 1996) and incorporated herein by reference).

       4.13         --       Credit Agreement, dated as of August 14, 1997, among Noble Drilling Corporation, the lending institutions listed from time to time on Annex I thereto, Credit
                             Lyonnais New York Branch, as Documentation Agent and Christiania Bank Og
                             Kreditkasse ASA, New York Branch, as Arranger and Administrative Agent (filed as
                             Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the year ended
                             December 31, 1997 and incorporated herein by reference).

       4.14         --       Rights Agreement dated as of June 28, 1995 between the Registrant and Liberty
                             Bank and Trust Company of Oklahoma City, N.A. (filed as Exhibit 4 to the
                             Registrant's Form 8-K dated June 29, 1995 (date of event: June 28, 1995) and incorporated herein by reference).

       4.15         --       Amendment No. 1 to Rights Agreement, dated September 3, 1997, between Noble
                             Drilling Corporation and Liberty Bank and Trust Company of Oklahoma City, N.A.
                             (filed as Exhibit 4.2 to the Registrant's Form 8-A/A (Amendment No. 1) dated
                             September 3, 1997 and incorporated herein by reference).

       4.16         --       Summary of Rights to Purchase Preferred Shares, as amended as of September 3,
                             1997 to conform with Amendment No. 1 to Rights Agreement, dated September 3, 1997
                             (filed as Exhibit 4.3 to the Registrant's Form 8-K dated September 3, 1997 (date of event: September 3, 1997) and incorporated herein by reference).

       4.17         --       Note Purchase Agreement dated as of September 24, 1998, by and among Noble
                             Drilling (Paul Romano) Inc. and each of the note purchasers thereunder. Each note purchaser has entered into a separate Note Purchase Agreement, which agreements are substantially identical in all material respects, except for the principal amount of notes purchased. A schedule identifying each of the note purchasers that entered into a Note Purchase Agreement with Noble Drilling (Paul Romano)
                             Inc. and the principal amount of notes to be purchased by each such note purchaser is included as Schedule A to the Note Purchase Agreement (filed as
                             Exhibit 4.1 to the Registrant's Form 10-Q for the three-month period ended
                             September 30, 1998 and incorporated herein by reference).

       4.18         --       Trust Indenture and Security Agreement dated as of November 24, 1998, between Noble
                             Drilling (Paul Romano) Inc. and Chase Bank of Texas, National Association, as
                             Trustee.

       4.19         --       First Naval Mortgage covering the Noble Paul Romano dated as of November 24, 1998, made by Noble Drilling (Paul Romano) Inc. in favor of Chase Bank of Texas, National
                             Association, as Indenture Trustee.

       4.20         --       Note Purchase Agreement dated as of July 1, 1998, by and among Noble Drilling
                             (Paul Wolff) Ltd., Chase Bank of Texas, National Association, as Trustee, and
                             each of the note purchasers thereunder. Each note purchaser has entered into a separate Note Purchase Agreement, which agreements are substantially identical in all material respects, except for the principal amount of notes purchased. A schedule identifying each of the note purchasers that entered into a Note
                             Purchase Agreement with Noble Drilling (Paul Wolff) Ltd. and the principal amount of notes purchased by each such note purchaser is included as Annex I to the Note
                             Purchase Agreement (filed as Exhibit 4.4 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.21         --       Indenture of First Naval Mortgage, dated as of July 1, 1998, made by Noble
                             Drilling (Paul Wolff) Ltd. in favor of Chase Bank of Texas, National Association, as Trustee (filed as Exhibit 4.5 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.22         --       Parent Guaranty, dated as of July 1, 1998, by Noble Drilling Corporation in favor of Chase Bank of Texas, National Association, as Trustee (filed as Exhibit 4.6 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.23         --       Second Amendment, dated September 10, 1998, to Credit Agreement, dated as of
                             August 14, 1997, among Noble Drilling Corporation, the lending institutions listed from time to time on Annex I thereto, Credit Lyonnais, New York Branch, as
                             Documentation Agent, and Christiana Bank Og Kreditkasse ASA, New York Branch, as
                             Administrative Agent (filed as Exhibit 4.7 to the Registrant's Form 10-Q for the three-month period ended September 30, 1998 and incorporated herein by reference).

       4.24         --       Note Purchase Agreement dated as of December 21, 1998, by and among Noble
                             Drilling (Jim Thompson) Inc., Chase Bank of Texas, National Association, as
                             Trustee, and each of the note purchasers thereunder. Each note purchaser has entered into a separate Note Purchase Agreement, which agreements are substantially identical in all material respects, except for the principal amount of notes purchased. A schedule identifying each of the note purchasers that entered into a Note Purchase Agreement with Noble Drilling (Jim Thompson) Inc.
                             and the principal amount of notes purchased by each such note purchaser is included as Annex I to the Note Purchase Agreement.

       4.25         --       Indenture of First Naval Mortgage, dated as of December 21, 1998, made by Noble
                             Drilling (Jim Thompson) Inc. in favor of Chase Bank of Texas, National
                             Association, as Trustee.

       4.26         --       Parent Guaranty, dated as of December 21, 1998, by Noble Drilling Corporation in
                             favor of Chase Bank of Texas, National Association, as Trustee.

       5.1          --       Opinion of Thompson & Knight, A Professional Corporation.

       12.1         --       Statement re Computation of Ratio of Earnings to Fixed Charges.

       23.1         --       Consent of PricewaterhouseCoopers LLP.

       23.2         --       Consent of Thompson & Knight, A Professional Corporation (contained in its opinion filed as Exhibit 5.1).

       24.1         --       Powers of Attorney (included on signature page).

       25.1         --       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture
                             Act of 1939, as amended, with respect to Trustee for Senior Debt Securities.

       25.2         --       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture
                             Act of 1939, as amended, with respect to Trustee for Subordinated Debt
                             Securities.

--------------------------

       *        To be filed by amendment or by Form 8-K.